UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2019

PROTAGONIST THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37852	98-0505495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 140

Newark, California 94560-1160

(Address of principal executive offices, including zip code)

(510) 474-0170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	PTGX	The Nasdaq Stock Market, LLC

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2019, Protagonist Therapeutics, Inc. (the “Company”) issued a press release announcing the appointment of Samuel Saks, M.D., age 64, as Chief Medical Officer and Suneel Gupta, Ph.D., age 61, as Chief Development Officer, in each case effective as of May 7, 2019. The Company also announced that Richard S. Shames, M.D., has transitioned from his position as Chief Medical Officer of the Company, effective as of May 7, 2019 (the “Separation Date”), to the role of clinical advisor.

In connection with Dr. Shames’s departure, the Company has entered into a separation and consulting agreement with him, dated as of May 7, 2019 (the “Separation Agreement”). The Separation Agreement provides Dr. Shames with the severance pay equal to nine months of Dr. Shames’s base salary as of May 7, 2019 and COBRA health care coverage continuation payments. Under the Separation Agreement, Dr. Shames has also agreed to provide approximately 80 hours of transitional consulting services commencing on May 7, 2019, with an anticipated end date of June 30, 2019, for which he will be compensated an hourly rate of $250. Equity awards that were granted to Dr. Shames during his employment with the Company ceased vesting as of the Separation Date.

Dr. Saks served as the Company’s Chief Development Officer from May 2018 until his appointment as Chief Medical Officer on May 7, 2019. Dr. Saks served on a one-fourth of full-time basis until May 7, 2019 and currently serves on a one-half of full-time basis. Prior to joining the Company, from May 2015 to May 2018, Dr. Saks’s principal business activity was service as a director of several public and private companies. During the same time, Dr. Saks served as a consultant to several biopharmaceutical companies, including Orbus Therapeutics, a private company. Previously, he served as Chief Development Officer and board member at Auspex Pharmaceuticals, a biopharmaceutical company, from December 2010 until the time of its acquisition by Teva Pharmaceuticals in May 2015. Before his tenure at Auspex, Dr. Saks was a co-founder of Jazz Pharmaceuticals where he also previously served as Chief Executive Officer of Jazz from March 2003 to March 2009. Earlier in his career, he held positions as company group chairman of ALZA Corporation and as a member of the Johnson & Johnson Pharmaceutical Operating Committee. Dr. Saks has also held leadership and management positions at Schering-Plough, Xoma and Genentech. He serves as a director of PDL BioPharma, a public company and served as a director of Tonix Pharmaceutical Holding Company, a public company, from May 2012 until August 2018. Dr. Saks previously served as director of Depomed Inc. (now Assertio Therapeutics) from October 2012 until March 2017. Dr. Saks also serves as a director of three privately held companies. Dr. Saks received a B.S. in Biology and his M.D. from the University of Illinois.

In conjunction with Dr. Saks’s appointment, Dr. Gupta was appointed to serve as Chief Development Officer of the Company, transitioning from his role as the Company’s Executive Vice President of Clinical Pharmacology and Clinical Operations, in which he has served since January 2019. Prior to joining the Company, Dr. Gupta was Chief Scientific Officer of Impax Pharmaceuticals from 2008 to January 2019. Prior to Impax, he was Senior Vice President and Distinguished Research Fellow at Johnson & Johnson, where he led the early development from 2002 through 2008. Prior to Johnson & Johnson, he held positions at ALZA Corporation from 1989 through 2001, where he had increasing levels of responsibility until ultimately being promoted to Vice President of Clinical Pharmacology & Product Discovery. Dr. Gupta serves on the scientific advisory boards of several pharmaceutical companies. He received his Ph.D. in Pharmacokinetics from the University of Manchester, UK in 1987 and did a postdoctoral fellowship in Clinical Pharmacology at the University of California, San Francisco.

In connection with Dr. Saks’s appointment as Chief Medical Officer, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an increase to his base salary to $150,000 on an annualized basis, effective as of May 7, 2019. Dr. Saks was also awarded an option grant of 45,000 shares to be granted on May 15, 2019. In connection with Dr. Gupta’s appointment as Chief Development Officer, the Compensation Committee approved an annual base salary increase to $400,000 on an annualized basis, effective as of May 7, 2019. The Company is not entering into any new agreement with either Dr. Saks or Dr. Gupta other than the foregoing compensation amendments.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Separation Agreement between Protagonist Therapeutics, Inc. and Richard S. Shames, dated May 7, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protagonist Therapeutics, Inc.

Dated: May 13, 2019

	By:	/s/ Dinesh V. Patel, Ph.D.
Dinesh V. Patel, Ph.D.
President and Chief Executive Officer